Exhibit 99.2

Carmike Cinemas, Inc. Announces Financing Transaction

COLUMBUS, GA — Apr 28, 2005 — Carmike Cinemas, Inc. (“Carmike”) (NasdaqNM: CKEC) announced today that it has received a commitment from Bear Stearns Corporate Lending, Inc. to provide $455 million in senior secured credit facilities. The facilities will include a $100 million five year revolving credit facility and $355 million in term loan facilities. The term loan facilities will consist of a fully drawn $170 million seven year maturity term loan and a $185 million delayed draw term loan with a twenty-four month commitment.

Carmike intends to use the proceeds from the facilities to fund the previously announced $66 million acquisition of George G. Kerasotes Corporation (“GKC Theatres”), to repay borrowings under Carmike’s current $98.750 million term loan, for general corporate purposes and to fund potential future acquisitions.

Bear Stearns will act as sole lead arranger and bookrunner for the facilities. The facilities are expected to close in May 2005.

Carmike is a premiere motion picture exhibitor in the United States with 280 theatres and 2,173 screens in 36 states, as of February 28, 2005. Carmike’s focus for its theatre locations is small to mid-sized communities with populations of fewer than 100,000. Carmike’s common stock is currently traded on the Nasdaq National Market under the ticker symbol “CKEC.” For more information visit Carmike’s website, www.carmike.com.

This press release may contain forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. These forward-looking statements include, among others, statements regarding our proposed acquisition of GKC Theatres and may be indicated by words or phrases such as, “anticipate,” “estimate,” “plans,” “expects,” “projects,” “should,” “will,” “believes” or “intends” or similar expressions. Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on beliefs and assumptions of our management, which in turn are based on currently available information. The forward-looking statements also involve risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Such risks and uncertainties include our ability to complete financing transactions described above or close the GKC Theatres acquisition or any future acquisitions. We also face other general risks, including the following: the availability of suitable motion pictures for exhibition in our markets; competition in our markets; competition with other forms of entertainment; the effect of our leverage on our financial condition; and other factors, including those discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2004. The risk factors discussed are in our Form 10-K under the heading “Risk Factors” are specifically incorporated by reference in this press release.

We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

Contact:

Company contact:
Judy Russell
Director of Investor and Public Relations
706-576-2737